Exhibit 99.1

CenturyLink Announces Completion of Partial Redemption of Qwest Corporation 6.875% Notes due 2054

DENVER, June 29, 2020 — CenturyLink Inc. (NYSE: CTL) today announced that Qwest Corporation, its indirect, wholly-owned subsidiary (“Qwest”), pursuant to the redemption notice issued on June 10, 2020, has completed a partial redemption of $200 million in outstanding principal amount of its 6.875% Notes due 2054 (the “Qwest Notes”).

Additional information regarding the redemption of the Qwest Notes is available from Bank of New York Mellon.

About CenturyLink

CenturyLink (NYSE: CTL) is a technology leader delivering hybrid networking, cloud connectivity, and security solutions to customers around the world. Through its extensive global fiber network, CenturyLink provides secure and reliable services to meet the growing digital demands of businesses and consumers. CenturyLink strives to be the trusted connection to the networked world and is focused on delivering technology that enhances the customer experience.

Learn more at http://news.centurylink.com/.

Forward-Looking Statements

Except for historical and factual information, the matters set forth in this release and other of our oral or written statements identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” and similar expressions are forward-looking statements. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control. Actual events and results may differ materially from those anticipated, estimated, projected or implied by us in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. You are cautioned not to unduly rely upon our forward-looking statements, which speak only as of the date made. We undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. We may change our intentions, strategies or plans (including our plans expressed herein) without notice at any time and for any reason.

Media Contact:	Investor Contact:

Jeremy Jones	Mark Stoutenberg
Jeremy.Jones@CenturyLink.com	Mark.Stoutenberg@CenturyLink.com
+1 720-567-7044	+1 720-888-4443

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